SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Arlington Asset Investment Corp.

(Name of Registrant as Specified In Its Charter)

Imation Corp.

Clinton Magnolia Master Fund, Ltd.

Clinton Group, Inc.

George E. Hall

Joseph A. De Perio

Robert B. Fernander

Scott R. Arnold

Barry L. Kasoff

W. Brian Maillian

Raymond C. Mikulich

Donald H. Putnam

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMATION CORP. URGES ARLINGTON SHAREHOLDERS TO VOTE GOLD TODAY “FOR” IMATION’S

FIVE DIRECTOR NOMINEES

Believes Immediate Change Needed on Arlington Board to Preserve Value and
Improve Long-Term Performance

Strongly Believes ISS and Glass Lewis Recommendations and Conclusions are Based on

Flawed Analyses

NEW YORK, NY, June 6, 2016 -- Imation Corp. (“Imation”) (NYSE: IMN), a shareholder of Arlington Asset Investment Corp. (“Arlington” or the “Company”) (NYSE: AI), urges all Arlington shareholders to vote the GOLD proxy card today “FOR” the election of Imation’s five director nominees at Arlington’s Annual Meeting of Shareholders on June 9, 2016. Imation also issued the following statement in response to recent reports by Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) relating to the election of directors to Arlington’s Board.

“We believe that ISS and Glass Lewis have done Arlington shareholders a disservice by failing to acknowledge the significant issues plaguing Arlington and affording the benefit of the doubt to a failed incumbent Board and management team who are executing on a risky and non-performing strategy,” said Joseph A. De Perio, Imation’s Chairman of the Board. “The size of Imation’s stake in Arlington is not the issue here – simply put, Arlington shareholders should be concerned by the significant erosion in tangible book value, disastrous hedging strategy, unsustainable capital allocation plan and excessive compensation that is the legacy of Arlington’s existing leadership. Furthermore, ISS completely ignored Imation’s pledge to make a significant investment in the Company at a premium if its slate is elected.”

De Perio continued, “We note ISS clearly spells out that Arlington’s total shareholder return was (28.9%) over the last three years, well below its peers and related index, while CEO Rock Tonkel’s total pay was 1.6 times that of his peers over this period. These facts speak for themselves, and as shareholders, we are concerned the fundamentals at Arlington will continue to deteriorate if the Company’s Board and management are left unchecked and in place.”

De Perio concluded, “We hope Arlington shareholders will make their own conclusions and vote based on the facts – that Arlington is being mismanaged and is underperforming, and that maintaining the status quo is not in their best interests. In fact, it will only make matters worse. Imation continues to believe that significant change is required at the Board level in order to return Arlington to profitability and return value to all shareholders. As a shareholder, we refuse to stand idly by as shareholder value is threatened.”

Every vote counts. All shareholders of record as of April 12, 2016 are encouraged to carefully review Imation’s definitive proxy filing and subsequent materials and vote “FOR” all five of its nominees on the GOLD proxy card. Imation strongly urges Arlington shareholders to NOT sign or return any white proxy card sent by Arlington. If you have previously voted a white proxy card, it is not too late to change your voting decision to GOLD today.

For more information on Imation’s nominees and how to vote via phone and internet, please visit: http://www.RISEUPARLINGTON.com.

If you have any questions, require assistance with voting your GOLD proxy card, or need additional copies of the proxy materials, please contact our proxy solicitor: OKAPI PARTNERS
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
(212) 297-0720
Shareholders Call Toll-Free at: 855-305-0857
E-mail: info@okapipartners.com

About Imation Corp.

Imation (NYSE: IMN) is a holding company that operates through a subsidiary engaged in global data storage and data security business. At the corporate level, there is an ongoing strategic review as Imation expects to seek and explore new opportunities that will allow it to pursue a diverse range of business opportunities and deploy its excess cash. For more information, visit www.imation.com.

Contacts:

Media

Jonathan Gasthalter/Amanda Klein

Gasthalter & Co.

(212) 257-4170

Investors

Okapi Partners

Bruce Goldfarb/Charles Garske

(212) 297-0720

IMATION CORP., ROBERT B. FERNANDER, CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON GROUP, INC., JOSEPH A. DE PERIO, AND GEORGE E. HALL, SCOTT R. ARNOLD, BARRY L. KASOFF, W. BRIAN MAILLIAN, RAYMOND C. MIKULICH, AND DONALD H. PUTNAM (COLLECTIVELY, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF ARLINGTON ASSET INVESTMENT CORP., INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2016 ANNUAL MEETING OF SHAREHOLDERS (THE "PROXY SOLICITATION"). ALL SHAREHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND AN ACCOMPANYING PROXY CARD WILL BE FURNISHED TO SOME OR ALL OF THE COMPANY'S SHAREHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV/.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY IMATION WITH THE SEC ON MAY 4, 2016. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCE INDICATED ABOVE.